Exhibit 10.1

RETENTION AND SUCCESS BONUS AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 3 day of April, 2013, (the “Effective Date”), by and between First Mariner Bank (the “Bank”) and Mark A. Keidel (“Employee”). In consideration of the promises in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      Employee is employed as Interim Chief Executive Officer or in such other capacity as may be designated by the Bank from time to time. Employee is employed on an “at will” basis. Either the Bank or Employee may terminate Employee’s employment at any time, with or without cause. Nothing herein shall be understood as modifying or otherwise altering Employee’s at-will relationship or in any other way creating a contract of employment for a definite term.

2.                                      Subject to the terms and conditions stated herein, the Bank agrees that Employee will receive a total retention bonus of Sixty Thousand and 00/100 dollars ($60,000.00). The retention bonus shall be paid as follows: twelve (12) monthly amounts equal to Five thousand and 00/100 dollars ($5,000.00) paid on or about the 15th of each month commencing on or about April 15, 2013, and continuing for each month during which Employee remains employed by the Bank through March of 2014. These retention bonus payments are intended as an incentive for and in consideration of Employee continuing employment with the Bank. The Bank may withhold any and all applicable taxes from the retention bonus payments.

3.                                      In addition to the retention bonus paid pursuant to Section 2 of this Agreement, the Employee will qualify for a one-time payment of Three Hundred Sixty Thousand and 00/100 dollars ($360,000.00) (the “Success Bonus”) at such time that the Bank achieves the capital ratios set forth in the capital directive issued by the Bank’s regulators (determined after taking into account any potential success bonuses payable to all employees). The Success Bonus shall be paid to the Employee on the payroll date immediately following the achievement of the applicable capital ratios in accordance with the Company’s normal payroll practices then in effect; provided, however, Employee agrees to return the Success Bonus if Employee does not remain employed during the entire six-month period from the date it is paid. The Success Bonus will be considered earned monthly (1/6) by Employee in equal amounts over the six-month period following the date it is paid to Employee. Payment of the Success Bonus shall be less all appropriate withholdings for federal, state and local taxes and other mandated charges, unemployment insurance, and benefits.

4.                                      Employee agrees that, except as legally required, Employee will not communicate the terms and conditions of this Agreement to any persons other than Employee’s spouse, attorneys and tax advisors. The Bank agrees that, except as legally required, it will not communicate the terms and conditions of this Agreement to any persons other than its attorneys, accountants, tax advisors and financial regulators.

5.                                      Employee agrees that if Employee breaches Section 4 of this Agreement at any time or if, Employee’s employment with the Bank is terminated prior to April 1, 2014, (i) by the Bank for Just Cause or (ii) by Employee for any reason (other than on account of death or disability), Employee shall immediately repay the amount of the retention bonus payments, net of any withholding for taxes, made pursuant to Section 2 of this Agreement through the date Employee’s employment terminates. Employee will make the payment to the Bank in the form of cash or a certified check made payable to the Bank within ten (10) business days of a demand by the Bank for such payment. For purposes of this Agreement, Employee’s employment shall be deemed to have terminated for “Just Cause” if the Bank terminates Employee’s employment following a determination that Employee has (i) engaged in acts of personal dishonesty which have resulted in a loss to the Bank, (ii) intentionally failed to perform stated duties, (iii) committed a willful violation of any law, rule or regulation related to Employee’s employment with the Bank (other than traffic violations or similar offenses), (iv) become subject to a final cease and desist order which results in substantial loss to the Bank, or (v) willfully breached the Bank’s code of conduct and business ethics.

6.                                      Termination Without Cause

a.              Retention Bonus. Notwithstanding Section 5 above, if the Employee’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause on or before April 1, 2014, then the Retention Bonus shall be fully earned by the Employee and immediately due and payable in full to the Employee upon Employee’s date of termination.

b.              Success Bonus. Notwithstanding Section 3 and 5 above, if the Employee’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause on or before April 1, 2014, and the Bank achieves the capital ratios set forth in the capital directive issued by the Bank’s regulators described in Section 3 on or before April 1, 2014, then the Success Bonus shall be fully earned by the Employee and due and payable in full to the Employee upon such terms as described in Section 3.

c.               Definition of Without Cause. Termination Without Cause shall mean termination for any reason other than (i) Just Cause as described in Section 5; or (ii) voluntarily by Employee for any reason.

7.                                      This Agreement with attachments, if any, supersedes all prior agreements and understandings, oral or written, between the Bank and Employee with respect to the subject matter hereof. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. In the event of a conflict between this Agreement and any other agreement between the parties, this Agreement shall prevail to the limited extent of the specific subject matter of the conflict. Nothing herein shall modify, terminate, void or reduce any obligations of the Company under any separate agreement between the Employee and the Company.

8.                                      No change, modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

9.                                      Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such terms or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder of any particular time be deemed a waiver or relinquishment of such rights or powers at any time or times.

10.                               Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

11.                               Except as preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to its conflict of law provisions.

12.                               Employee shall not have the right to assign this Agreement or any rights or obligations hereunder without prior written consent of the Bank. The Bank may assign this Agreement and/or the right to enforce this Agreement to any person or entity. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs and successors in interest.

13.                               Notwithstanding anything herein contained to the contrary, any payments to Employee by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYEE:	FIRST MARINER BANK

/s/ Mark A. Keidel	By:	/s/ Joseph F. Howard

Print Name: Mark A. Keidel	Title:	Deputy Corporate Counsel, VP